As filed with the United States Securities and Exchange Commission on November 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOLT PROJECTS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-1256660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2261 Market Street, Suite 5447
San Francisco, CA 94114
(415) 325-5912
 (Address of Principal Executive Offices, including Zip Code)

Bolt Projects Holdings, Inc. 2024 Incentive Award Plan

Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan

Bolt Threads, Inc. 2019 Equity Incentive Plan

Bolt Threads, Inc. 2009 Equity Incentive Plan, as amended

(Full title of the plans)

Daniel Widmaier
Chief Executive Officer
2261 Market Street, Suite 5447
San Francisco, CA 94114
(415) 325-5912
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Drew Capurro
Ellen Smiley
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Tel: (415) 391-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Bolt Projects Holdings, Inc. 2024 Incentive Award Plan, the Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan, the Bolt Threads, Inc. 2019 Equity Incentive Plan and the Bolt Threads, Inc. 2009 Equity Incentive Plan as amended covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Registrant,” or similar references, refer to Bolt Projects Holdings, Inc. unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

●	our Prospectus filed with the SEC pursuant to Rule 424(b)(8) on October 2, 2024 relating to the Registration Statement on Form S-1 (as amended) originally filed with the SEC on September 9, 2024 (File No. 333-282014);

●	our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2024;

●	our Current Reports on Form 8-K filed with the SEC on August 19, 2024 and November 7, 2024 (relating to Item 3.01); and

●	the description of the common stock contained in the registration statement on Form 8-A filed on March 16, 2021, as updated by the description under the heading “Description of our Securities” included in our Prospectus filed pursuant to Rule 424(b)(8), filed with the SEC on October 2, 2024, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference, unless expressly provided to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) DGCL permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, and in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, and in the case of an officer, a breach of fiduciary duty in any action by or in the right of the corporation. Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that no director or officer of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director, or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation and bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Certificate of Incorporation and bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

The foregoing is only a general summary of certain aspects of Delaware law and our Certificate of Incorporation and Bylaws and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and our Certificate of Incorporation and Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Filing Date	Exhibit	Filed Herewith

4.1	Second Amended and Restated Certificate of Incorporation	8-K	001-40223	08/19/2024	3.1

4.2	Amended and Restated Bylaws of Bolt Threads, Inc.	8-K	001-40223	08/19/2024	3.2

5.1	Opinion of Latham & Watkins LLP					*

23.1	Consent of Elliott Davis, PLLC					*

23.2	Consent of WithumSmith+Brown, PC					*

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					*

24.1	Power of Attorney (included on the signature page of the Registration Statement)					*

99.1	Bolt Projects Holdings, Inc. 2024 Incentive Award Plan	8-K	001-40223	08/19/2024	10.18

99.1(a)	Form of Stock Option Grant Notice and Stock Option Agreement (Bolt Projects Holdings, Inc. 2024 Incentive Award Plan)					*

99.1(b)	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Bolt Projects Holdings, Inc. 2024 Incentive Award Plan)					*

99.2	Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan	8-K	001-40223	08/19/2024	10.19

99.3	Bolt Threads, Inc. 2009 Equity Incentive Plan, as amended					*

99.3(a)	Forms of Stock Option Agreement (Bolt Threads, Inc. 2009 Equity Incentive Plan, as amended)					*

99.4	Bolt Threads, Inc. 2019 Equity Incentive Plan					*

99.4(a)	Form of Stock Option Grant Notice and Stock Option Agreement (Bolt Threads, Inc. 2019 Equity Incentive Plan)					*

99.4(b)	Form of Restricted Stock Purchase Agreement (Bolt Threads, Inc. 2019 Equity Incentive Plan)					*

99.4(c)	Form of Restricted Stock Units Global Grant Notice and Global Restricted Stock Units Agreement (Bolt Threads, Inc. 2019 Equity Incentive Plan)					*

107.1	Filing Fee Table					*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on this 15 day of November 2024.

BOLT PROJECTS HOLDINGS, INC.

By:	/s/ Daniel Widmaier
Daniel Widmaier
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Widmaier and Randy Befumo , and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel Widmaier	Chief Executive Officer and Director	November 15, 2024
Daniel Widmaier	(Principal Executive Officer)

/s/ Randy Befumo	Interim Chief Financial Officer	November 15, 2024
Randy Befumo	(Principal Financial and Accounting Officer)

/s/ David Breslauer	Chief Technology Officer and Director	November 15, 2024
David Breslauer

/s/ Ransley Carpio	Director	November 15, 2024
Ransley Carpio

/s/ Jeri Finard	Director	November 15, 2024
Jeri Finard

/s/ Sami Naffakh	Director	November 15, 2024
Sami Naffakh

/s/ Daniel Steefel	Director	November 15, 2024
Daniel Steefel

/s/ Steven Klosk	Director	November 15, 2024
Steven Klosk

/s/ Jerry Fiddler	Director	November 15, 2024
Jerry Fiddler

Signature page to S-8 Registration Statement